Exhibit 14.1

CODE OF CONDUCT AND ETHICS

“The Company and each of its directors, officers and employees are expected to comply with all laws that apply to the Company, its personnel and its and their activities, both in letter and spirit, to adhere to the highest standards of ethical conduct and to avoid even the appearance of improper conduct.”

This fundamental principle governs all of our activities. Ethical conduct and business success are inseparable, and no important business objective can be achieved without following this fundamental principle. This Code is intended to help implement this fundamental principle and enable better ethical decision making.

This fundamental principle applies to and must be observed by Shineco, Inc. (the “Company”) and its subsidiaries and controlled affiliates and related parties (together with Company, the “Group”), and the directors, officers and employees (including all senior or management personnel and all financial or investor relations personnel) of the Company (collectively, our “personnel,” “we,” “us” and similar words).

This Code should be provided to our agents, representatives and consultants, and they should be asked to follow the principles and standards set out herein.

This Code covers a wide range of business activities and is supplemented by Company policies and procedures covering specific functions and activities which should be read in conjunction with this Code. Of course, neither this Code nor those policies and procedures cover every situation that may arise. Rather, they set out principles and standards to guide us.

If a law (which term includes governmental, regulatory and judicial regulations, rules and orders) conflicts with this Code or Company policies or procedures, you must of course comply with the law. If a local custom or practice conflicts with this Code or Company policies or procedures, however, you must comply with this Code and Company policies and procedures. Regardless of whether a situation is covered by the law, this Code or a Company policy or procedure, you must at all times conduct yourself in accordance with the fundamental principle set forth above.

Most importantly, if you have a question or need an interpretation of this Code or Company policies or procedures or if you are in doubt as to the best course of action in a particular situation, ask for help. In addition, if you believe that the current or likely future conduct of any other director, officer or employee or any Company agent, representative or consultant violates or could reasonably be expected to violate this fundamental principle, this Code or Company policies or procedures or could reasonably be expected to expose the Company or any of us to legal problems, it is your duty to notify the appropriate Company authority. Talk with your manager, a member of THE COMPANY’s Audit Committee or counsel for the Company. When questions arise relating to THE COMPANY’s internal accounting controls or other auditing or accounting matters, you also may talk with the Company’s principal financial officer or any member of THE COMPANY’s Audit Committee. You also may anonymously submit to THE COMPANY’s Audit Committee any concerns you have regarding questionable accounting or auditing matters. All necessary contact information is set forth under the section of this Code entitled COMPLIANCE PROGRAM, under the heading Reporting Procedures.

Retaliation for reports of actual or potential misconduct made in good faith is prohibited. Among other things, U.S. and other laws protect against retaliation against persons who provide information to (or otherwise assist in) investigations by their supervisors or the federal government as to possible securities law violations or fraud. Employees are expected to cooperate in internal investigations of misconduct.

Ethical principles are often easy to state but difficult to apply. An analytic framework is set forth in the Company procedure that relates to this policy statement. Nonetheless, living up to this Code must be a way of life at work. Integrity is not an occasional requirement. It erodes when it is not reinforced by practice and weakens if it is not continually and consistently applied to all situations. This Code will be vigorously enforced at every level within the Company at all times. Those who violate this Code will be subject to disciplinary action up to and including termination of employment.

This Code and the policies and procedures described in it do not constitute or create an employment contract or employer-employee relationship between the Company and any other person, including its agents, representatives, consultants, contractors or their personnel. This Code and the Company’s policies and procedures are subject to change at any time.

This Code will be placed and maintained on the Company website for easy access and reference.

Date: August 28, 2015

INTRODUCTION

These procedures set forth in more detail some of the important practical applications of the fundamental principle set forth in the Code of Conduct and Ethics.

It is important to read this Code and to develop a working knowledge of the laws and regulations that directly affect your job. Neither the Code or these procedures nor other Company policies and procedures cover every situation that may arise. Rather, they set out principles, standards and analytic frameworks to guide us. Accordingly, this procedure first sets forth an analytic framework for applying these principles and standards, and then sets forth select practical applications.

ANALYTIC FRAMEWORK

You may face difficult situations in which you must identify various alternatives, determine which ones are right and which ones are wrong, and decide what to do.

Since we cannot anticipate every situation that will arise, it is important to have a process for analyzing new situations. The following process will help with that analysis.

The Company expects you to be guided by this Code, by Company policies and procedures, by your personal sense of right and wrong, and by the answers to the following questions:

•	Do I have all of the important facts? In order to reach the right solutions, you must be as fully informed as possible.

•	What specifically am I doing or being asked to do? This will enable you to focus on the specific question that you face and the alternatives that you have.

•	Is this conduct legal? When in doubt, consult counsel for the Company.

•	Does this conduct comply with Company policies and procedures?

•	Is this conduct fair or does it seem unethical or improper? Use your judgment and common sense; if something seems wrong, it probably is.

•	What is my responsibility? In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the situation.

•	Did I ask for help from an appropriate source?

•	Did I discuss the problem with my supervisor or manager? In many cases, your supervisor or manager will be more knowledgeable about the situation, and will appreciate being brought into the decision-making process. Remember that it is the responsibility of your supervisor or manager to help solve problems.

•	Did I seek help from Company resources? In cases where it may not be appropriate to discuss a situation with your supervisor or manager or where you do not feel comfortable approaching your supervisor or manager, discuss it with a member of the management team. If that also is not appropriate, use the other resources described below as a means for raising your concerns.

•	If my conduct were videotaped and broadcast on television, would I still feel good about myself?

•	You may report suspected ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected to the extent possible, consistent with applicable law and policy. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

CONDUCT AS AN EMPLOYEE

Living Company Values

As representatives of the Company to the outside world, and regardless of the pressures inherent in conducting business, each of us must endeavor to:

•	Act responsibly and in a manner that reflects favorably upon the Company as a whole and us individually.

•	Carry out our assignments guided by the principles set forth in this Code and other Company policies and procedures.

To help us meet our ethical obligations, the Company will:

•	Endeavor to maintain a workplace environment that does not create pressures that would encourage any departure from the principles and standards set forth in this Code.

•	Endeavor to provide educational materials, including this Code, so that all of us are informed of the ethical, legal and other standards applicable to our conduct.

•	Endeavor to provide an organizational structure and reporting channels through which we are able to report suspected violations of this Code without fear of reprisal.

•	Keep reports about suspected violations that are made in good faith confidential, except where the law may require otherwise.

Avoiding Conflicts of Interest

A conflict of interest exists when the private interest of a director, officer or employee, or one of his or her family members (which term includes parents and children, brothers and sisters, and parents and children of brothers and sisters, whether by birth, adoption or marriage, or an enterprise or organization with which any of them is associated (collectively “related parties”), could reasonably be expected to be adverse to or interfere with the interests of the Company (or appear to be adverse) or the objective and effective performance by the director, officer or employee of his or her duties, responsibilities or work for the Company. A conflict of interest also exists when any employee, director or officer (or a member of his or her family) receives improper personal benefits as a result of his or her position with the Company. Loans to, or guarantees of obligations of, such persons are of special concern.

Examples of conflicts of interest include situations where an employee:

•	Accepts a gift (other than a de minimis gift permitted as described elsewhere herein) or receives personal discounts or other benefits as a result of the employee’s position with the Company, from a current or potential customer, supplier or competitor.

•	Owns a substantial financial interest in or serves in a business capacity with another enterprise that does or wishes to do business with, or is a competitor of, the Company (not including routine investments in publicly traded companies and non-material passive investments in other companies).

•	Serves as an intermediary for the benefit of a third party in transactions involving the Company.

•	Uses confidential or proprietary information of the Company or its suppliers or customers for personal benefit or benefit of another person.

•	Uses Company funds or assets for personal benefit or benefit of another person (not including incidental personal use that does not interfere with use by the Company and does not impact the Company or its business).

•	Conducts business for another enterprise during normal working hours.

•	Simultaneously serves or works for or provides consulting services to a competitor, customer or supplier.

Each of us must avoid, and must not permit our family members or enterprises or organizations with which we or they are associated to have, a conflict of interest (or even the appearance of a conflict of interest), unless first approved by the appropriate Company authority. See WAIVERS AND AMENDMENTS.

The best policy is to avoid any direct or indirect business connection with customers, suppliers or competitors, except on our behalf.

Conflicts of interest may not always be obvious. Each of us has a duty to report any actual or potential conflicts of interest to the appropriate Company authority as soon as they are recognized. See COMPLIANCE PROGRAM – Reporting Procedures.

Working in a Positive Environment

The Company will endeavor to:

•	Provide a healthy and safe work environment that is conducive to conducting business and allows us to exercise self-initiative, innovative thinking and full participation through self-directed teams and other means.

•	Encourage us to act and lead with passion, energy, intelligence and respect for others, to follow safety and health rules and practices and to report to the appropriate Company authority all accidents, injuries, and unsafe equipment, practices and conditions. See COMPLIANCE PROGRAM – Reporting Procedures.

•	Provide for open, timely, interdependent communications that help achieve organizational goals, share information, increase understanding and participation in the decision-making process, enhance pride in the Company and provide recognition for work-related successes.

•	Provide a work environment that is not hostile or offensive and that is free from illegal discrimination or intimidation or harassment of any person for any reason.

Harassment includes conduct that is intended to or that has the effect of unreasonably interfering with a fellow employee's work performance or creating an environment that is intimidating, hostile, or offensive to the employee. Harassment may take many forms. Sexual harassment includes:

•	Unwelcome sex-based conduct that is so severe and pervasive that it creates an intimidating, hostile or offensive work environment (for example, unwelcome sexual advances, requests for sexual favors, unsolicited physical contact, propositions, unwelcome flirtations, or offensive verbal, visual or physical conduct of a sexual nature such as suggestive or lewd remarks, unwanted hugs, touches or kisses, or graphic or visual displays such as posters, pin-ups, or electronic pictures, video clips, or e-mail messages).

•	Sex-based conduct by someone’s supervisor or manager that tangibly affects the employee’s job (for example, affects discipline, rejection for promotion, or loss of pay or benefits).

The Company's policies for recruitment, advancement and retention of employees forbid discrimination on the basis of any criteria prohibited by law, including but not limited to race, sex and age. Our policies are designed to see that employees are treated, and treat each other, fairly and with respect and dignity. In keeping with this objective, conduct involving any illegal discrimination or harassment of others will not be tolerated. Copies of our policies are available from our human resources personnel.

In this environment, we, as leaders, must:

•	Aspire to develop a winning strategy, build a great management team, inspire the best from others, create a flexible and responsive enterprise, and act and live with the utmost integrity and professional dignity.

•	Report to work in condition to perform our duties, free from the influence of illegal drugs or alcohol.

•	Adhere to all laws and Company policies and practices related to workplace safety.

Unacceptable behavior includes:

•	Use of illegal drugs or alcohol in the workplace.

•	Violence or threatening or intimidating behavior.

•	Use of Company-provided email and Internet access for pornographic, harassing, abusive or offensive purposes, or for personal purposes that are substantial.

•	Harassment or intentional insult of any form.

•	Illegal discrimination, including discrimination as to race, color, religion, gender, national origin, age, sexual orientation, veteran status or physical or mental disability.

Safeguarding Company Information and Property

The Company’s ability to conduct its activities requires the efficient and proper use of Company assets and resources, including confidential and proprietary information, technology, software, land, buildings, equipment, components, raw materials and cash. Those of us with knowledge of or access to proprietary or confidential information must not disclose it to others, except to those of us who need to know it and are informed of its confidential or proprietary nature or as otherwise authorized by appropriate Company authority, and must not use it for our own personal benefit or the benefit of our related parties. These requirements apply even after we cease to be employed by or associated with the Company.

Confidential information includes information such as new business strategies, potential transactions, pending contracts, unannounced earnings, prospective new products, salary information, financial data, and research results which have not been disclosed to the public as well as other non-public information that might be of use to competitors or harmful to the Company or customers if disclosed. Confidential information also includes information of others, such as suppliers, with whom the Company has agreed to hold such information in confidence.

Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases and records.

Each of us must use these assets and resources according to Company policies and procedures, comply with security programs that help prevent their unauthorized use or theft, and abide by laws and contractual agreements governing their use. Any suspected loss, misuse or theft should be reported to a manager or an officer or to counsel for the Company.

Each of us owes a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

In furtherance of these requirements:

•	Each of us must safeguard all passwords and identification codes to prevent unauthorized access to Company computerized data.

•	The reproduction of software licensed to or developed by the Company for personal use is prohibited.

•	We must not use Company information, or our position with the Company, for improper gain by us or our related parties, or take for ourselves personally or our related parties opportunities that are discovered through the use of Company property or information because of our position with the Company.

•	Whenever we cease to be employed by or associated with Company for any reason, we must not copy or take with us any Company confidential or proprietary information and we must provide the Company with any passwords necessary to access computer files.

•	Company equipment must not be used for non-Company activities (not including incidental personal use that does not interfere with use by the Company and does not impact the Company or its business).

Compliance with Law and Reporting with Integrity

Obeying the law, both in letter and in spirit, is the foundation on which the Company’s ethical standards are built. All of us must respect and obey the law of the cities, states and countries in which the Company conducts business. Although employees are not expected to know the details of the law, it is important to know enough to be able to determine when to seek advice from the appropriate Company authority.

To comply with the law as well as maintain credibility with investors, lenders, customers, suppliers, regulators and others, we must consistently prepare financial and other reports accurately and fully and fairly disclose all pertinent information.

To implement these standards:

•	Each of us must seek to ensure that Company financial, accounting and other books, reports and records accurately and fairly reflect the transactions of the Company in reasonable detail and in accordance with the law and the Company’s system of internal controls.

•	The taking of any action to fraudulently influence, coerce, manipulate or mislead an auditor during an audit for the purpose of rendering the financial statements materially misleading is prohibited.

•	The execution of Company transactions must only be undertaken in accordance with management’s general or specific authorizations and administrative and accounting controls.

•	The taking of any action to circumvent the Company’s system of internal controls is prohibited.

•	The authorization of payment knowing that any part of the payment will be used for any purpose other than that described in documents supporting the payment is prohibited. Of course if we incur legitimate expenses in connection with Company business, we will be reimbursed upon the filing of completed and accurately documented expense reports.

•	The destruction, alteration or concealment of a document with the intent to impede an investigation, or the tampering with or destruction of a document with the intent to impair its availability in an official proceeding, is prohibited.

•	The establishment or maintenance of unrecorded or “off the books” funds or assets for any purpose is prohibited.

In addition, each of us must:

•	Report only the true and actual number of hours worked.

•	Record all Company funds and assets on the books of the Company at all times.

•	Retain Company records according to Company record retention policies and procedures.

Business records and communications often become public, and each of us must avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people, activities or companies that can be misunderstood. This applies equally to e-mails, internal memoranda, slides and other presentations and formal reports.

The Company has a responsibility to communicate effectively with stockholders by disclosing to them, on a timely basis, complete and accurate information, in all material respects, about the Company and its financial condition and results of operations. Employees are encouraged to advise the Chief Executive Officer or the Chief Financial Officer of information processes that would improve such disclosure.

CONDUCT WITH OTHER EMPLOYEES

Honoring the Individual

The Company will endeavor to recognize the dignity of the individual, respect and trust each employee, pay for performance with compensation and benefits that are competitive, and promote self-development through training that broadens work-related skills.

Inviting Full Participation

The Company believes that the diversity of its employees is a tremendous asset, and will endeavor to provide challenging, meaningful and rewarding opportunities for personal and professional growth to all employees without regard to race, religion, color, gender, national origin, age, sexual orientation, physical or mental disability, or veteran status.

Respecting Each Other’s Privacy

The Company will endeavor to:

•	Respect the privacy of each of us.

•	Encourage employees to have interests outside of the workplace.

•	Not interfere in employees’ personal lives off the job unless their conduct impairs their work performance or adversely affects the Company.

The Company will seek to maintain only those historical and current employee personnel and medical records needed for business, legal or contractual purposes and restrict access and knowledge of the contents of those records to those with a legitimate need to know.

Every employee has the right of access to his or her own personnel records upon request during normal business hours.

Our Obligation

Each of us must apply these principles to all phases of the employment relationship, including hiring, training, development, compensation, promotion, demotion, transfer, layoff, termination, use of facilities and selection for special programs.

CONDUCT WITH CUSTOMERS AND COMPETITORS

Providing Quality Products and Services

The Company is committed to providing products and services that meet or exceed customer expectations for quality, integrity and reliability and to satisfying their requirements with on-time deliveries and at competitive prices.

The Company is also committed to providing products and services that meet or exceed all applicable standards and regulations.

Seeking Business Openly and Honestly

Each of us must endeavor to market Company technologies, products and services fairly and vigorously based on their proven quality, integrity, reliability and price. In the context of ethics, quality requires that Company products and services be provided to meet Company obligations to customers.

The Company will endeavor to obtain competitive advantages through superior performance, never through unethical or illegal business practices. Prohibited unethical or illegal business practices include:

•	Bribes, kickbacks and every other form of improper payment, direct or indirect, to any representative of any government, labor union, customer or supplier in order to obtain a contract, commercial benefit or government action.

•	Acceptance of any such payment from anyone.

•	Taking unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

•	Offering existing or potential commercial customers gifts of more than nominal value ($100 or less), unless the gift has been previously approved by THE COMPANY’s Audit Committee after review with counsel for the Company. Gifts of less than $100 in value may also be improper under some circumstances, and the Company expects employees to use their good judgment in deciding whether and when to offer or accept such gifts. Gifts or entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted. Marketing-sponsored and similar events are permitted up to expenditure limits pre-approved by the Chief Executive Officer.

•	Theft of proprietary information, possession of proprietary information (including trade secrets) obtained without the owner’s consent, or inducement of disclosure of any of such information by past or present employees of other companies.

The purpose of business entertainment in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. Thus, reasonable business entertainment is permitted, including promotional events, so long as what is offered is not illegal, is consistent with usual and customary business practices, does not compromise or appear to compromise the recipient’s impartiality, places the recipient under no obligation for a “quid pro quo” or agreement to do anything in return, is not a cash gift, is not unsavory or sexually oriented and does not otherwise violate our commitment to mutual respect, and will not embarrass the Company or any of us if disclosed publicly.

Safeguarding the Property of Others

The Company will endeavor to protect the tangible and intellectual property of customers and suppliers, which may be used in fulfilling work assignments. Each of us must comply with all laws or contractual requirements governing their use.

Complying with Antitrust Laws

Antitrust laws prohibit any formal or informal understanding, agreement, plan or scheme among competitors that involves prices, territories, market share or customers to be served.

Each of us must comply with all applicable antitrust laws.

CONDUCT WITH SUPPLIERS

Seeking Long-Term Relationships

Each of us must:

•	Strive to build long-term relationships with Company suppliers and award business based on their ability to meet Company requirements for cost, quality and delivery.

•	Provide the same information and instructions to each competing supplier for a proposed purchase.

•	Protect all proprietary data that our actual or potential suppliers provide to the Company as reflected in agreements with them.

•	Avoid, and not permit our related parties to have, any significant outside business or financial interests in any Company supplier, unless we have the prior express written approval of appropriate Company authority.

Company purchasing personnel and others who may use goods or services of other companies are encouraged to be receptive to new ideas, techniques and materials and to make reasonable efforts to evaluate new offerings and give them due consideration.

The copying or other reproduction of software that is licensed to the Company by a supplier, and the incorporation of such software into Company developed software, is prohibited unless the Company is permitted to do so.

Avoiding Influence by Gifts

The acceptance of gifts of any kind from suppliers, potential suppliers or others is prohibited, except for:

•	Items of nominal value ($100 or less), or if the gift has been previously approved by THE COMPANY’s Audit Committee after review with counsel for the Company.

•	Unsolicited promotional materials of a general advertising nature, such as imprinted pencils, memo pads and calendars.

•	Presentations of a ceremonial nature in keeping with national custom, or an occasional meal, promotional event or entertainment (such as theatrical performances or sporting or cultural events) in the normal course of business relations, so long as what is accepted is not illegal, is consistent with usual and customary business practices, does not compromise or appear to compromise the recipient’s impartiality, places the recipient under no obligation for a “quid pro quo” or agreement to do anything in return, is not a cash gift, is not unsavory or sexually oriented and does not otherwise violate our commitment to mutual respect, and will not embarrass the Company or any of us if disclosed publicly. For example, an occasional meal with a business partner, or tickets to ordinary theater, sports or other cultural events are generally acceptable. If you have any doubts about the appropriateness of a gift or entertainment, check with counsel for the Company.

CONDUCT WITH OTHERS

Avoiding Political Contributions

Use of Company funds to make direct or indirect contributions in support of any party or candidate in any election on the international, federal, state or local level is prohibited unless first approved by THE COMPANY’s Board of Directors or first approved by counsel for the Company as described below.

To the extent lawful and first approved by counsel for the Company, the Company may contribute (up to an annual maximum of $10,000) to an occasional local initiative or referendum campaign where the Company’s interests are directly involved.

This policy applies solely to the use of Company assets and is not intended to discourage or prevent individual employees, officers or directors from making political contributions or engaging in political activities on their own behalf. As interested citizens, each of us is free to make individual personal contributions to parties and candidates of our own choice.

Payments to Government Personnel

The direct or indirect offer, promise, delivery, transfer, payment, contribution or gift of anything of value (including business gratuities and favors) to governmental officials or political candidates in order to obtain or retain business is prohibited. Illegal payments of any kind to governmental officials of any country are prohibited.

In addition to the preceding prohibitions, the U.S. Foreign Corrupt Practices Act and other U.S. and international laws contain similar prohibitions. A violation of those prohibitions is, in many cases, a crime. When in doubt as to whether a contemplated payment or gift may violate applicable laws, contact counsel for the Company before making such payment or giving such gift.

Complying with Antibribery Laws

In furtherance of obligations to comply with applicable law, including antibribery law, the following activities are prohibited:

•	Use of Company funds or assets for any unlawful purpose or to influence others through bribes.

•	Rewards, gifts or favors bestowed or promised with the view of perverting the judgment or corrupting the conduct of a person in a position of trust.

To the extent not unlawful, the following activities are allowed:

•	Offering or accepting properly recorded business meals, entertainment or token gifts intended and understood as simple courtesies meant to foster understanding and communication with suppliers, customers and public officials.

•	Token tips or minor payments to governmental, institutional, vendor or customer service personnel that:

➢ Simply facilitate service.

➢ Are traditional in the country or locality.

➢ Are nominal in amount.

➢ Do not involve a perversion of judgment or corruption of conduct.

➢ Are properly recorded.

Token payments meet this test only if, through the generation of goodwill, and not by any other means, they encourage timely performance of an act which the recipient already has a duty to perform because of some legal or job responsibility.

Health, Safety and Environmental Protection

The Company will endeavor to:

•	Conduct its activities responsibly and in a manner designed to prevent accidents and pollution, and to protect the health and safety of our employees, vendors, customers and the public.

•	Continually improve health, safety and environmental protection, to integrate applicable health, safety and environmental considerations into business decisions and planning activities and to design and implement policies and procedures that provide reasonable assurance that these principles are implemented.

Requiring Ethical Behavior of Outside Consultants, Representatives and Agents

When the Company engages a consultant, representative or agent, special consideration must be given to avoiding conflicts of interest between the Company and the consultant, representative or agent.

Consultants, representatives and agents of the Company must not act on the Company’s behalf in any manner that is inconsistent with this Code, Company policies or procedures or applicable laws.

Complying with Antiboycott Laws

The Company will comply with laws that prohibit cooperation with economic boycotts.

Complying with Export Control Laws

The Company will comply with export control laws that govern the export of commodities and technical data, including items that are hand-carried as samples or demonstration units in luggage.

Complying with Insider Trading Laws

All non-public information about the Company should be considered confidential information. Confidential information that may be considered material by investors may be disclosed to the public only by an authorized representative of the Company. Until such disclosure, material information, often called “inside information,” must be held in confidence.

We must not:

•	Disclose any inside information to any outside person or group until the information has been released to the public.

•	Disclose inside information to any other employee except on a need to know basis.

•	Take any economic or personal advantage of any inside information, such as buying or selling stock or other securities of the Company or of any other company to which the inside information may pertain.

•	Use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of inside information.

Memberships

Corporate memberships, and memberships paid by the Company, should only be used to serve legitimate business needs. They are appropriate only in organizations whose objectives and activities are lawful and ethical and fit within the framework of broadly accepted social values.

Employment of Spouses and Other Family Members

For reasons of supervision, safety, security and morale, and to avoid conflicts of interest, an officer or employee generally should not supervise a family member or exercise direct or indirect influence over other employment decisions involving a family member. Employees who marry or who become related by marriage during their employment will become subject to the same restriction. Such arrangements are discouraged and will require the approval of the Chief Executive Officer (or the Board of Directors, if it involves an executive officer).

COMPLIANCE PROGRAM

The Audit Committee

The Audit Committee of the Company’s Board of Directors:

•	Has direct oversight responsibility with respect to the adoption, improvement and implementation of this Code, and its duties include monitoring activities of the Company with respect to:

➢	distributing and periodically updating this Code;

➢	educating employees about their responsibilities under this Code;

➢	establishing and periodically updating procedures for reporting violations and responding to suggested changes and inquiries;

➢	identifying managers and supervisors who will have the responsibility for ongoing compliance training for employees; and

➢	monitoring the training conducted by such managers and supervisors.

•	Is comprised of “outside” directors who are not associated with management of the Company and who are “independent” within the meaning of applicable laws and rules.

•	Has established procedures for the confidential, anonymous submission of reports of actual or potential violations of this Code or other Company policies or procedures, including confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and confidential anonymous submission of suggested changes to this Code or other Company policies or procedures. Those procedures are described under “ – Reporting Procedures” below.

Managers and Supervisors

Managers and supervisors have key roles in connection with implementing this Code, and are expected to:

•	Demonstrate their personal commitment to this Code and to act and manage their direct reports accordingly.

•	Maintain a workplace environment that complies with this Code.

•	Use diligence and discretion, and consider such employee’s ethics and integrity, before appointing any employee to any position of authority and responsibility.

All identified managers and supervisors must certify annually that:

•	They have read and understand this Code.

•	They have personally complied with this Code.

•	They have monitored the acts or omissions of their direct reports for compliance with this Code.

•	They have brought this Code to the attention of everyone under their supervision whose act or omission could reasonably be expected to contribute to a violation of this Code.

•	They know of no violations of the Code (or have described any known violations).

•	They have created and maintained a record as to compliance training.

All Employees, Directors and Officers

All of us must comply with the letter and spirit of this Code and Company policies and procedures, and must promptly communicate to the appropriate Company authority any suspected violations.

Reporting Procedures

All actual or potential violations of laws, this Code or Company policies or procedures may be reported to any of the following:

•	To any one of the following individuals at counsel for the Company:

[Bin Zhou]

[Van Carter or M. Ridgway Barker]

•	To any one of the following individuals on the Audit Committee:

[To be inserted]

Investigations and Employee Protection

The Audit Committee or counsel for the Company, as appropriate, will investigate all reports of actual or potential violations.

No director, officer, employee, contractor, subcontractor or agent of the Company shall discharge, demote, suspend, threaten, harass or in any other manner discriminate against an employee in the terms and conditions of employment because of any lawful act done by the employee:

•	To provide information, cause information to be provided or otherwise assist in an investigation regarding any conduct that the employee reasonably and in good faith believes constitutes a violation of law, or any provision of law relating to fraud against stockholders, when the information or assistance is provided to or the investigation is conducted by (i) a regulatory or law enforcement agency, (ii) any member of Congress or any committee of Congress or (iii) a person with supervisory authority over the employee (or such other person working for the Company who has the authority to investigate, discover or terminate misconduct).

•	To file, cause to be filed, testify, participate in or otherwise assist in a proceeding filed or about to be filed (with any knowledge of the Company) relating thereto.

•	To report in good faith any actual or potential violation of this Code or Company policies or procedures.

Disciplinary Action

Violation of this Code will lead to disciplinary action. Discipline could include:

•	Forfeiture (including a requirement to return or pay over to the Company) of previously vested or paid equity, bonus or incentive compensation or realized gains on such equity compensation.

•	Forfeiture or loss of unvested, unearned or earned but unpaid equity, bonus or incentive compensation.

•	Non-receipt of or exclusion from future salary or wage increases or future awards of equity, bonus or incentive compensation.

•	Elimination of or reduction in duties, responsibilities and authority, and concomitant reduction in salary or wages.

•	Receipt of a letter of reprimand or censure, with a copy filed in the personnel file.

•	Reassignment to a different work location, in the same or a different facility.

•	Reimbursement of the Company and third parties for all losses, damages, expenses or penalties incurred by the Company or third parties.

•	Suspension or termination of employment.

•	Any other action that the Company deems necessary or appropriate.

•	Commencement of a lawsuit or other proceeding to recover damages or enjoin acts or omissions.

•	Referral of any matter to governmental or regulatory authorities, in the case of violations of the Code that involve illegal behavior.

Discipline may also be imposed in situations that violate the spirit of this Code but that are not specifically addressed in this Code or any Company policy or procedure. An employee who knowingly makes false allegations will be subject to discipline, up to and including termination of employment, in accordance with Company policies and procedures and applicable law. In addition, the Company will not indemnify any employee making such a false allegation to the fullest extent permitted by applicable law.

WAIVERS AND AMENDMENTS

Any waiver of this Code may be granted:

•	For executive officers or directors, only by the Company’s Board of Directors. Each such waiver will be disclosed, along with the reasons for such waiver, as required by law or stock exchange rules (including, to the degree required by the Listing Market’s rules, in an SEC Form 8-K within four (4) business days after the occurrence of the event (and if the event occurs on a Saturday, Sunday or holiday on which the SEC is not open for business, then the four (4) business day period shall begin to run on, and include, the first business day thereafter)).

•	For other employees, only by the Chief Executive Officer. Each such waiver shall be promptly reported to the Audit Committee.

Amendments to this Code must be approved by the Board of Directors and amendments of the provisions in this Code applicable to the Chief Executive Officer and the senior financial officers will also be promptly disclosed as required by law or stock exchange rules.

Code of Ethics for CEO and Senior Financial Officers

Attached to this Code is a Code of Ethics for CEO and Senior Financial Officers, which is incorporated herein and shall apply to the officers covered thereby in addition to the requirements of this Code.

Effective Date

This Code was adopted by the Board on August 28, 2015.

CODE OF ETHICS FOR CEO AND SENIOR FINANCIAL OFFICERS

The Company has a Code of Conduct and Ethics applicable to all directors, officers and employees of the Company. The Chief Executive Officer (“CEO”) and all senior financial officers, including the principal financial officer and principal accounting officer, are bound by the provisions set forth therein, including those relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Conduct and Ethics, the CEO and senior financial officers are responsible for:

•	full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC, so that the CEO and each senior financial officer must promptly bring to the attention of the Board any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings and to otherwise assist the Company in fulfilling its disclosure responsibilities;

•	acting with honesty and integrity, and avoiding actual or apparent conflicts of interest involving personal and professional relationships, as described in the Code of Conduct and Ethics;

•	disclosing to the Audit Committee or counsel for the Company any material transaction or relationship that could reasonably be expected to give rise to such a conflict;

•	ensuring that the Company's disclosure controls and procedures function properly and providing other employees of the Company with information that is full, fair, accurate, complete, objective, timely, and understandable for inclusion in filings with the SEC and in other public communications;

•	complying with applicable laws, rules and regulations of all U.S. and non-U.S. governmental entities, as well as other private and public regulatory agencies to which the Company is subject; and

•	promptly reporting to the Audit Committee or counsel for the Company any violations of the Code of Conduct and Ethics of which he or she is aware.

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